Texas Imperial Assumption Agreement

                            Exhibit III.A.1.

      Identification of Medicare Supplement Issue Age Policies

     The Medicare Supplement Issue Age policies have been identified in a policyholder listing which is in the possession of the parties. The information in those lists is confidential and not made a part of the filing with the Court. However, the policyholder information is a part of the Assumption Agreements and is incorporated herein by reference.